Exhibit 99.1

IDEXX Laboratories Announces Fourth Quarter and Full Year 2017 Results

WESTBROOK, Maine, Feb. 1, 2018 /PRNewswire/ --

  Achieves revenue growth in Q4 of 14% on a reported basis and 12% on an organic basis, driven by CAG Diagnostics recurring revenue growth of 15% reported and 13% organic
  Reports unprecedented 3,650 premium instrument placements in Q4, representing 15% year-over-year growth, supported by 25% growth in Catalyst® placements and 37% growth in SediVue Dx® placements to 747 units
  Delivers full year diluted EPS of $2.94, including $31 million or a $0.34 per share one-time charge related to U.S. Tax Reform. Full year 2017 EPS increased 20% year over year on a reported basis and 21% on a comparable constant currency basis
  Increases 2018 revenue guidance by $65 million to $2,205 million - $2,245 million, reflecting expected reported revenue growth of 12% - 14% and organic revenue growth of 9.5% - 11.5%
  Raises 2018 EPS outlook range by $0.55 from the midpoint of prior guidance to $4.04 - $4.18, reflecting expectations for continued strong operating performance, a lower effective tax rate related to U.S. Tax Reform, and benefits from foreign exchange

IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues of $506 million for the fourth quarter of 2017, an increase of 14% compared to the prior year period on a reported basis and 12% on an organic basis. Fourth quarter results were supported by accelerated gains in Companion Animal Group ("CAG") Diagnostics recurring revenue, and broad-based strength across the IDEXX portfolio and regions. Earnings per diluted share ("EPS") were $0.43 on a reported basis for the fourth quarter, reflecting a decline of 26% year over year, burdened with a one-time negative impact of $0.34 per share related to the enactment of the 2017 Tax Cuts and Jobs Act ("U.S. Tax Reform"), due to the deemed repatriation of the Company's foreign profits, net of the remeasurement of deferred taxes at the lower enacted corporate tax rate. Normalizing for this one-time negative tax impact, and for a $0.07 per share benefit from other tax items, EPS growth was 19% on a comparable constant currency basis in the fourth quarter.

Revenue for the full year of $1,969 million increased 11% on a reported basis and 10% on an organic basis, driven by 13% reported and organic growth in global CAG Diagnostics recurring revenue. For the full year 2017, EPS of $2.94 increased 20% on a reported basis and 21% on a comparable constant currency basis, supported by a reported 130 basis points of operating margin improvement, or 140 basis points on a constant currency basis.

Based on its continued momentum, strong 2017 performance and favorable foreign exchange rate changes, the Company is raising its full year 2018 revenue growth outlook to 12% – 14% on a reported basis and 9.5% - 11.5% on an organic basis. This updated outlook includes an estimated $10 million of revenue benefit from the implementation of ASU 2014-09, Revenue from Contracts with Customers (the "New Revenue Standard"), or approximately 0.5% contribution to the organic revenue growth rate. The Company is also increasing its EPS guidance range to $4.04 – $4.18 per share, an increase of $0.55 at the midpoint of prior guidance, reflecting approximately $0.06 per share in incremental benefits from strong operating profit performance trends, $0.10 of additional EPS related to updated foreign exchange assumptions, and $0.39 per share in benefits related to lower effective U.S. tax rates. This EPS outlook is consistent with the Company's goals for constant currency operating margin improvement of 75 - 125 basis points. This outlook incorporates expectations for an incremental $10 million in operating expense investments in innovation and employees, and $5 million of additional capital investment, resulting from the opportunity presented by U.S. Tax Reform.

"Around the world, we're seeing sustained, positive momentum in our markets, as the pet-human bond continues to strengthen, the appropriate use of diagnostics in the delivery of pet care gains further traction, and our exceptional commercial teams collaborate with veterinarians to support their practices' growth with IDEXX's unique diagnostic and software solutions," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"Our CAG Diagnostics recurring revenue grew 13% organically in the quarter. This growth was fueled by our continued expansion of the global installed base of premium instruments, up 20% year over year, including a remarkable 29% increase internationally and very strong 14% increase in North America. We had an unprecedented number of quarterly Catalyst placements worldwide, up 25% versus fourth quarter 2016, including 25% growth in Catalyst placements at new and competitive accounts in North America.

"The outlook for the year ahead looks exceptional, driven by continued strong growth in our CAG Diagnostics recurring revenues, and our continued introduction of advanced innovation to veterinary practices globally with our IDEXX SDMA® on a slide, fully launched in North America on January 16th, and SNAP® Fecal DxTM for the North American market, expected to be launched this coming summer.

"With great runway ahead, and building from a strong 2017 performance with the further tailwind of U.S. Tax Reform, we're pleased to be raising our revenue and earnings outlook for 2018, continuing to deliver on our long-term financial goals. With the opportunity presented by U.S. Tax Reform, we are augmenting investments in software, data and related innovation. We will also be supporting our U.S. employees by raising the Company's match for our 401(k) retirement plan, where we have tremendous U.S. employee participation."

Fourth Quarter Performance Highlights

Fourth quarter revenue increased 14% to $506 million, benefited by a 2% favorable foreign exchange impact. EPS for the quarter was $0.43, net of a $0.34 per share one-time charge related to the enactment of U.S. Tax Reform, $0.06 per share in benefit from share-based compensation accounting adoption and less than $0.01 in discrete tax benefit from the expected utilization of foreign tax credits.

Companion Animal Group

CAG generated 14% reported and 12% organic revenue growth for the quarter, supported by CAG Diagnostics recurring organic revenue growth of 13%, with consistent strong growth in U.S. and international regions. Veterinary software services and diagnostic imaging systems revenue growth was strong, at 14% on a reported basis and 13% on an organic basis.

  Reference laboratory diagnostic and consulting services revenue grew 15% on a reported and 12% on an organic basis, reduced by approximately 1% related to fewer equivalent days. These results were driven by double-digit organic growth in the U.S., supported by strong organic volume gains with existing customers, solid net price realization and net customer additions. International reference lab organic revenue growth was also solid in the quarter, driven by gains in the European region.
  IDEXX VetLab® consumables reported revenue grew 16% and organic revenue grew 14%, propelled by an expanding premium instrument base in U.S. and international markets.  IDEXX VetLab premium diagnostic instrument placements grew 15% to a record number of 3,650, including 1,863 Catalyst placements, reflecting a 25% increase year over year, 1,040 premium hematology instruments and a record number of 747 IDEXX SediVue Dx analyzer placements.
  Rapid assay products generated strong revenue growth of 11% reported and 10% organic, benefitted by approximately 1%, due to favorable international distributor inventory changes, partially offset by fewer equivalent days. This continued solid growth was supported by volume growth in SNAP 4Dx® Plus Test and specialty SNAP tests, as well as continued progress in regaining share in first generation products in the U.S.

Livestock, Poultry and Dairy ("LPD")

LPD delivered 13% reported and 8% organic revenue growth for the quarter, ahead of the Company's expectations. The major drivers of this growth were higher than projected year-end government program and distributor ordering, as well as solid gains in recurring revenues, supported by growth of our pregnancy testing platform. These positive factors were partially offset by continued pressure on dairy and swine markets in China, which have constrained emerging market growth.

Water

Water achieved strong revenue growth of 19% on a reported basis and 16% on an organic basis in the fourth quarter, benefited by favorable comparisons to prior year channel inventory adjustments in advance of our go-direct initiative in Brazil. Excluding this impact, Water organic revenue growth is estimated at approximately 9% in the quarter, supported by continued solid volume growth in our core Colilert® franchise across major regions and net price realization.

Gross Profit and Operating Profit

Gross profits increased 13%, and gross margin decreased slightly to 53.8% from 54.3% in the prior year period. Constant currency gross margin was 54.0% for the quarter, 30 basis points lower than fourth quarter 2016, as continued solid net price and productivity gains were offset by investments in lab capacity, operations and IT; relatively higher year-over-year LPD and Water costs; as well as relatively lower average instrument margins, which were related to strong international growth resulting in lower average instrument prices.

Operating margins were 19.3% in the quarter, 40 basis points higher than the prior year period operating margin of 18.9%, on both a reported and constant currency basis, reflecting benefits from strong revenue gains.

2018 Financial Outlook

The Company is increasing its 2018 revenue outlook by $65 million to $2,205 million - $2,245 million, or reported growth of 12% - 14%, reflecting its strong 2017 performance, an estimated $10 million benefit from the New Revenue Standard, and an estimated $35 million benefit related to updated assumptions for foreign exchange rates, as noted below. At these new rate assumptions compared to market rates in 2017, we estimate that the effect of the weaker U.S. dollar will benefit 2018 reported revenue growth by approximately 2.0% - 2.5%, EPS growth by approximately 4%, and EPS by an estimated $0.12 per share, including the net impact from projected hedge losses of approximately $7 million in 2018.

We are increasing our 2018 EPS outlook to $4.04 - $4.18 per share, an increase of $0.55, or targeted growth of 37% - 42% on a reported basis and 29% - 33% on a comparable constant currency basis. The Company is projecting free cash flow at approximately 80% - 85% of net income in 2018, including an estimated 15% impact related to $50 million of incremental capital spending related to our Westbrook, Maine headquarters expansion and the relocation and expansion of our core laboratory in Germany, in addition to approximately $5 million in additional funding of our capital plan to support incremental growth initiatives. For 2018, the Company projects capital spending of approximately $140 million.

The updated guidance for 2018 reflects recent trends, and assumes that the value of the U.S. dollar relative to other currencies will be: the euro at $1.22; the British pound at $1.40; the Canadian dollar at $0.79; the Australian dollar at $0.78; the Japanese yen at ¥111; the Chinese renminbi at RMB 6.45; and the Brazilian real at R$3.21 to the U.S. dollar for the full year of 2018.

The Company provides the following updated guidance for 2018:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Year-over-year Growth

Revenue	$2,205 - $2,245	Reported	12% - 14%
		Organic Revenue Growth	9.5% - 11.5%

EPS	$4.04 - $4.18	Reported	37% - 42%
		Constant Currency Comparable Constant Currency	42% - 46% 29% - 33%

Operating Cash Flow		~120% - 125% of net income

Free Cash Flow		~80% - 85% of net income

Capital Expenditures		~$140 million

We expect an effective tax rate of 20.0% - 21.0%, including recurring benefits related to the enactment of U.S. Tax Reform, and approximately 300 basis points related to the accounting standard for the projected tax benefit of employee share-based compensation. We are projecting a reduction in weighted average shares outstanding of approximately 1.0% - 1.5%, and interest expense, net of interest income, of approximately $35 million - $36 million, reflecting current and projected borrowings.

For a quick-reference snapshot of the Company's quarterly and full year 2017 performance, please visit www.idexx.com/investors.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its fourth quarter and full year 2017 results and management's outlook. To participate in the conference call, dial 1-800-230-1092 or 1-612-288-0337 and reference confirmation code 443123. An audio replay will be available through Thursday, February 8, 2018 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 443123.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at www.idexx.com/investors and will be available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2018 Financial Outlook" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "projected", "should," and similar words and expressions. Our forward-looking statements include statements relating to our product launches; revenue growth and EPS outlooks; operating and free cash flow forecast; projected impacts of U.S. Tax Reform and New Revenue Standard; projected operating expense investments, including with respect to employee benefits; projected impact of foreign currency exchange rates and instrument placement program mix; and projected operating margins and expenses, capital expenditures, losses from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, discrete tax benefits related to foreign tax credits, effective tax rates, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A description of the risks and uncertainties that could cause results to differ materially from those described in the forward-looking statements can be found in the Company's 2016 Annual Report on Form 10-K and the Company's other filings with the U.S. Securities and Exchange Commission available at www.sec.gov.

Statement Regarding Non-GAAP Financial Measures

The following defines terms and conventions and provides reconciliations regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes increased fourth quarter 2017 revenue growth by 2%, increased gross profit growth by 2%, reduced gross profit margin growth by 20 basis points, had an immaterial impact on operating profit margin growth, and increased EPS growth by 2%; increased full year 2017 revenue growth by approximately 0.3%, reduced operating profit margin growth by 10 basis points, and reduced 2017 EPS growth by approximately 1%; are expected to increase projected full year 2018 revenue growth by approximately 2% - 2.5%, increase projected operating profit margin growth by approximately 20 basis points, and increase projected 2018 EPS growth by approximately 4%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months and year ended December 31, 2017.

Growth and organic revenue growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months and year ended December 31, 2017. See the constant currency note above for the impacts of estimated currency changes to the projected 2018 organic revenue growth for the Company. The percentage change in revenue resulting from acquisitions represents incremental revenues attributable to acquisitions that have occurred since the beginning of the prior year period. For the calculation of projected 2018 organic revenue growth, the impacts of revenue from acquisitions is immaterial.

Comparable constant currency EPS growth - Comparable constant currency EPS growth is a non-GAAP financial measure that excludes the impact of the Company's adoption of share-based compensation accounting change (ASU 2016-09) for the periods after its adoption on January 1, 2017, a one-time negative impact related to U.S. Tax Reform, and a discrete tax benefit related to the expected utilization of foreign tax credits. The adoption of ASU 2016-09 increased fourth quarter 2017 EPS growth by 10%, increased full year 2017 EPS growth by 13%, and is expected to reduce projected full year 2018 EPS growth by approximately 5%. A one-time negative impact related to the enactment of the Tax Cuts and Jobs Act for the fourth quarter, due to the deemed repatriation of the Company's foreign profits, net of the remeasurement of deferred taxes at the lower enacted corporate tax rate, reduced fourth quarter 2017 EPS growth by 59%, reduced full year 2017 EPS growth by 14%, and is expected to increase projected full year 2018 EPS growth by approximately 12%. A discrete tax benefit related to the expected utilization of foreign tax credits increased fourth quarter 2017 EPS growth by 2%, increased full year 2017 EPS growth by 2%, and is expected to reduce projected full year 2018 EPS growth by approximately 1%. These impacts and those described in the constant currency note above reconcile reported EPS growth to comparable constant currency EPS growth for the Company.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the years ended December 31, 2017 and 2016. Since adoption of ASU 2016-09 in 2017, the tax benefit from share-based compensation is included in cash generated from operations and will no longer be an adjustment in our free cash flow calculation. To estimate projected 2018 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of ~$140 million.

Debt to Adjusted EBITDA (Leverage Ratios) - Adjusted EBITDA, gross debt, and net debt are non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, amortization and share-based compensation. Management believes that using Adjusted EBITDA, gross debt and net debt in the Adjusted EBITDA ratio is a useful and recognized measure for evaluating financial leverage. For further information on how Adjusted EBITDA and the Debt to Adjusted EBITDA Ratio are calculated, see the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2017	2016	2017	2016
Revenue:	Revenue	$506,121	$442,996	$1,969,058	$1,775,423

Expenses and Income:	Cost of revenue	233,647	202,370	871,676	799,987
	Gross profit	272,474	240,626	1,097,382	975,436
	Sales and marketing	90,539	80,605	354,294	317,058
	General and administrative	55,318	50,778	220,878	207,017
	Research and development	28,809	25,418	109,182	101,122

	Income from operations	97,808	83,825	413,028	350,239
	Interest expense, net	(8,122)	(6,698)	(31,971)	(28,393)
	Income before provision for income taxes	89,686	77,127	381,057	321,846
	Provision for income taxes	51,396	24,756	117,788	99,792
Net Income:	Net income	38,290	52,371	263,269	222,054
	Less: Noncontrolling interest in subsidiary's earnings	33	2	125	9
	Net income attributable to stockholders	$38,257	$52,369	$263,144	$222,045
	Earnings per share: Basic	$0.44	$0.59	$3.00	$2.47
	Earnings per share: Diluted	$0.43	$0.58	$2.94	$2.44
	Shares outstanding: Basic	87,427	89,294	87,769	89,732
	Shares outstanding: Diluted	89,045	90,589	89,567	90,884

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2017	2016	2017	2016
Operating Ratios	Gross profit	53.8%	54.3%	55.7%	54.9%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	28.8%	29.7%	29.2%	29.5%
	Research and development expense	5.7%	5.7%	5.5%	5.7%
	Income from operations [1]	19.3%	18.9%	21.0%	19.7%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		December 31,	Percent of	December 31,	Percent of
		2017	Revenue	2016	Revenue
Revenue:	CAG	$433,516		$379,539
	Water	28,864		24,336
	LPD	37,215		32,980
	Other	6,526		6,141
	Total	$506,121		$442,996

Gross Profit:	CAG	$230,876	53.3%	$201,354	53.1%
	Water	19,609	67.9%	17,181	70.6%
	LPD	20,957	56.3%	19,818	60.1%
	Other	3,162	48.5%	3,562	58.0%
	Unallocated Amounts	(2,130)	N/A	(1,289)	N/A
	Total	$272,474	53.8%	$240,626	54.3%

Income from Operations:	CAG	$85,700	19.8%	$71,484	18.8%
	Water	12,195	42.2%	10,838	44.5%
	LPD	6,584	17.7%	6,249	18.9%
	Other	1,562	23.9%	1,633	26.6%
	Unallocated Amounts	(8,233)	N/A	(6,379)	N/A
	Total	$97,808	19.3%	$83,825	18.9%

		Twelve Months Ended		Twelve Months Ended
		December 31,	Percent of	December 31,	Percent of
		2017	Revenue	2016	Revenue
Revenue:	CAG	$1,703,377		$1,522,689
	Water	114,395		103,579
	LPD	128,481		126,491
	Other	22,805		22,664
	Total	$1,969,058		$1,775,423

Gross Profit:	CAG	$936,798	55.0%	$820,322	53.9%
	Water	79,365	69.4%	71,878	69.4%
	LPD	72,140	56.1%	73,801	58.3%
	Other	11,388	49.9%	11,561	51.0%
	Unallocated Amounts	(2,309)	N/A	(2,126)	N/A
	Total	$1,097,382	55.7%	$975,436	54.9%

Income from Operations:	CAG	$363,557	21.3%	$301,342	19.8%
	Water	50,616	44.2%	45,702	44.1%
	LPD	16,464	12.8%	18,914	15.0%
	Other	4,837	21.2%	884	3.9%
	Unallocated Amounts	(22,446)	N/A	(16,603)	N/A
	Total	$413,028	21.0%	$350,239	19.7%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended				Percentage	Percentage	Organic
	December 31,	December 31,	Dollar	Percentage	Change from	Change from	Revenue
Net Revenue	2017	2016	Change	Change	Currency	Acquisitions	Growth [1]

CAG	$433,516	$379,539	$53,977	14.2%	2.1%	0.4%	11.8%
United States	278,396	250,395	28,001	11.2%	-	0.4%	10.8%
International	155,120	129,144	25,976	20.1%	6.2%	0.4%	13.6%
Water	28,864	24,336	4,528	18.6%	2.5%	-	16.1%
United States	13,125	12,493	632	5.1%	-	-	5.1%
International	15,739	11,843	3,896	32.9%	5.6%	-	27.3%
LPD	37,215	32,980	4,235	12.8%	4.4%	-	8.4%
United States	3,615	3,289	326	9.9%	-	-	9.9%
International	33,600	29,691	3,909	13.2%	4.9%	-	8.3%
Other	6,526	6,141	385	6.3%	0.5%	-	5.8%
Total Company	$506,121	$442,996	$63,125	14.2%	2.2%	0.3%	11.7%
United States	297,782	267,730	30,052	11.2%	-	0.4%	10.9%
International	208,339	175,266	33,073	18.9%	5.7%	0.3%	12.9%

	Three Months Ended				Percentage	Percentage	Organic
	December 31,	December 31,	Dollar	Percentage	Change from	Change from	Revenue
Net CAG Revenue	2017	2016	Change	Change	Currency	Acquisitions	Growth [1]

CAG Diagnostics recurring revenue:	$359,765	$312,162	$47,603	15.2%	2.1%	0.4%	12.8%
IDEXX VetLab consumables	133,693	114,973	18,720	16.3%	2.2%	-	14.1%
Rapid assay products	46,224	41,539	4,685	11.3%	1.1%	-	10.2%
Reference laboratory diagnostic and consulting services	161,924	140,553	21,371	15.2%	2.2%	0.8%	12.2%
CAG Diagnostics services and accessories	17,924	15,097	2,827	18.7%	2.6%	-	16.1%
CAG Diagnostics capital – instruments	36,945	35,130	1,815	5.2%	3.3%	-	1.9%
Veterinary software, services and diagnostic imaging systems	36,806	32,247	4,559	14.1%	0.5%	0.9%	12.7%
Net CAG revenue	$433,516	$379,539	$53,977	14.2%	2.1%	0.4%	11.8%

[1] See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Twelve Months Ended				Percentage	Percentage	Organic
	December 31,	December 31,	Dollar	Percentage	Change from	Change from	Revenue
Net Revenue	2017	2016	Change	Change	Currency	Acquisitions	Growth [1]

CAG	$1,703,377	$1,522,689	$180,688	11.9%	0.3%	0.2%	11.4%
United States	1,125,364	1,017,065	108,299	10.6%	-	0.2%	10.5%
International	578,013	505,624	72,389	14.3%	0.8%	0.4%	13.2%
Water	114,395	103,579	10,816	10.4%	0.3%	-	10.2%
United States	55,482	52,852	2,630	5.0%	-	-	5.0%
International	58,913	50,727	8,186	16.1%	0.6%	-	15.6%
LPD	128,481	126,491	1,990	1.6%	1.1%	-	0.5%
United States	14,108	13,253	855	6.5%	-	-	6.5%
International	114,373	113,238	1,135	1.0%	1.2%	-	(0.2%)
Other	22,805	22,664	141	0.6%	0.1%	-	0.5%
Total Company	$1,969,058	$1,775,423	$193,635	10.9%	0.3%	0.2%	10.4%
United States	1,203,547	1,089,595	113,952	10.5%	-	0.2%	10.3%
International	765,511	685,828	79,683	11.6%	0.8%	0.3%	10.5%

	Twelve Months Ended				Percentage	Percentage	Organic
	December 31,	December 31,	Dollar	Percentage	Change from	Change from	Revenue
Net CAG Revenue	2017	2016	Change	Change	Currency	Acquisitions	Growth [1]

CAG Diagnostics recurring revenue:	$1,451,701	$1,281,262	$170,439	13.3%	0.2%	0.3%	12.8%
IDEXX VetLab consumables	518,774	451,456	67,318	14.9%	0.3%	-	14.6%
Rapid assay products	205,309	189,122	16,187	8.6%	0.1%	-	8.5%
Reference laboratory diagnostic and consulting services	660,142	581,067	79,075	13.6%	0.2%	0.6%	12.8%
CAG Diagnostics services and accessories	67,476	59,617	7,859	13.2%	0.3%	-	12.9%
CAG Diagnostics capital – instruments	119,963	121,191	(1,228)	(1.0%)	0.6%	-	(1.6%)
Veterinary software, services and diagnostic imaging systems	131,713	120,236	11,477	9.5%	0.2%	0.5%	8.9%
Net CAG revenue	$1,703,377	$1,522,689	$180,688	11.9%	0.3%	0.2%	11.4%

[1] See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31,	December 31,
		2017	2016
Assets:	Current Assets:
	Cash and cash equivalents	$187,675	$154,901
	Marketable securities	284,255	236,949
	Accounts receivable, net	234,597	204,494
	Inventories	164,318	158,034
	Other current assets	101,140	91,206
	Total current assets	971,985	845,584
	Property and equipment, net	379,096	357,422
	Other long-term assets, net	362,335	327,698
	Total assets	$1,713,416	$1,530,704

Liabilities and Stockholders'
Equity (Deficit):	Current Liabilities:
	Accounts payable	$66,968	$60,057
	Accrued liabilities	253,418	236,131
	Line of credit	655,000	611,000
	Deferred revenue	29,181	27,380
	Total current liabilities	1,004,567	934,568
	Long-term debt	606,075	593,110
	Other long-term liabilities, net	156,616	111,239
	Total long-term liabilities	762,691	704,349

	Total stockholders' equity (deficit)	(54,106)	(108,352)
	Noncontrolling interest	264	139
	Total stockholders' equity (deficit)	(53,842)	(108,213)
	Total liabilities and stockholders' equity (deficit)	$1,713,416	$1,530,704

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information (Unaudited)

		December 31,	September 30,	June 30,	March 31,	December 31,
		2017	2017	2017	2017	2016
Selected Balance Sheet Information:
	Days sales outstanding [1]	41.7	43.4	41.7	42.4	42.1
	Inventory turns [2]	2.2	1.9	2.0	1.9	2.0

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Years Ended
		December 31,	December 31,
		2017	2016
Operating:	Cash Flows from Operating Activities:
	Net income	$263,269	$222,054
	Non-cash charges	101,627	124,217
	Changes in assets and liabilities	8,380	7,374
	Tax benefit from share-based compensation arrangements	-	(14,702)
	Net cash provided by operating activities	373,276	338,943
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(74,384)	(64,787)
	Purchase of marketable securities	(334,164)	(227,894)
	Proceeds from the sale and maturities of marketable securities	286,759	203,859
	Acquisitions of intangible assets	(2,320)	-
	Acquisitions of businesses, net of cash acquired	(14,579)	(1,964)
	Net cash used by investing activities	(138,688)	(90,786)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	44,000	38,000
	Repurchases of common stock	(282,565)	(304,086)
	Debt issue costs	-	(56)
	Proceeds from exercises of stock options and employee stock purchase plans	38,622	38,344
	Shares withheld for statutory tax withholding on restricted stock	(8,073)	(4,372)
	Payment of acquisition-related contingent consideration	-	(4,728)
	Tax benefit from share-based compensation arrangements	-	14,702
	Net cash used by financing activities	(208,016)	(222,196)
	Net effect of changes in exchange rates on cash	6,202	(54)
	Net increase in cash and cash equivalents	32,774	25,907
	Cash and cash equivalents, beginning of period	154,901	128,994
	Cash and cash equivalents, end of period	$187,675	$154,901

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands except per share data (Unaudited)

		Years Ended
		December 31,	December 31,
		2017	2016
Free Cash Flow:	Net cash provided by operating activities	$373,276	$338,943
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	-	14,702
	Investing cash flows attributable to purchases of property and equipment	(74,384)	(64,787)
	Free cash flow [1]	$298,892	$288,858

[1] See Statements Regarding Non-GAAP Financial Measures, above.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Shares repurchased in the open market	351	1,951	1,749	3,071
Shares acquired through employee surrender for statutory tax withholding	2	4	57	60
Total shares repurchased	353	1,955	1,806	3,131

Cost of shares repurchased in the open market	$54,977	$224,837	$270,297	$313,072
Cost of shares for employee surrenders	245	422	8,074	4,372
Total cost of shares	$55,222	$225,259	$278,371	$317,444

Average cost per share – open market repurchases	$156.57	$115.22	$154.51	$101.96
Average cost per share – employee surrenders	$156.44	$114.16	$142.55	$73.04
Average cost per share – total	$156.57	$115.22	$154.13	$101.40

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155